UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2016

DATARAM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-08266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Alexander Road, Suite 100, Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 799-0071

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2016, Dataram Corporation (the “Company”) entered into separate securities purchase agreements (the “Purchase Agreement”) with accredited investors (the “Investors”) relating to the issuance and sale of up to $503,000 of shares of the Company’s newly designated 0% Series D Convertible Preferred Stock (the “Preferred Shares”) which are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” and such sale and issuance, the “Private Placement”). The Preferred Shares are governed by a Certificate of Designations, Preferences and Rights of the 0% Series D Convertible Preferred Stock (the “Certificate of Designations”) as described herein. Each Preferred Share was sold at a per share purchase price of $136.00 and converts into 100 shares of Common Stock, subject to adjustment for dividends and stock splits. On August 5, 2016, the Company closed the Private Placement and sold 3,699 Preferred Shares convertible into an aggregate of 369,900 shares of Common Stock with gross proceeds to the Company of approximately $503,000.

The Preferred Shares are convertible into shares of Common Stock (the “Conversion Shares”) based on a conversion calculation equal to the stated value of the Preferred Share, plus all accrued and unpaid dividends, if any, on such Preferred Share, as of such date of determination, divided by the conversion price. The stated value of each Preferred Share is $136.00 and the initial conversion price is $1.36 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Preferred Shares to the extent that, as a result of such conversion, such Investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% (the “Beneficial Ownership Limitation”). Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of Common Stock issuable upon conversion of such holder’s Preferred Shares based on a conversion price of $1.36, but not in excess of the Beneficial Ownership Limitation. The Preferred Shares bear no interest. Upon the issuance of the Special Dividend (as defined below), the conversion price used for calculating voting power will be $2.72 per share.

Except for certain issuances, for a period beginning on the closing date of the Private Placement and ending six months thereafter (such period, the “Price Protection Period”), without the consent of a majority of holders of the Preferred Shares and Conversion Shares then outstanding, the Company may not issue any shares of Common Stock or securities convertible into Common Stock at a price per share or conversion price or exercise price per share that is less than $1.36 for capital raising purposes.

Additionally, if a Qualified Transaction (as defined in the Certificate of Designations) is consummated within One Hundred and Twenty (120) days (the “Event Period”) of the closing of the Private Placement (such date, the “Dividend Trigger Date”) the holders of the Preferred Shares shall be entitled to receive a one-time special dividend equal to one additional Preferred Share for every Preferred Share held on the Dividend Trigger Date (the “Special Dividend”). If a Qualified Transaction is not consummated during the Event Period, the Board of Directors of the Company shall have the authority, in its sole discretion, to declare the Special Dividend within ten (10) days upon expiration of the Event Period.

The Company has also granted each Investor, pursuant to the terms of the Subscription Agreement, a right of participation in the Company’s future financings until such time as the Company closes a financing in which it receives gross proceeds of at least $1,000,000.

The offering is being made pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to use its reasonable best efforts to file a registration statement to register the shares of Common Stock issuable upon conversion of the Preferred Shares within five (5) days of closing of the previously disclosed pending acquisition of U.S. Gold Corp.

The foregoing descriptions of the Purchase Agreement and the Preferred Shares are not complete and are qualified in their entireties by reference to the full text of the Form of Purchase Agreement and the Certificate of Designations, copies of which are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this report and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Item 1.01 above, which is incorporated by reference, in its entirety, into this Item 3.02.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 4, 2016, the Company filed the Certificate of Designations with the Nevada Secretary of State designating 7,402 shares of preferred stock as “0% Series D Convertible Preferred Stock”. Reference is made to the disclosure set forth under Item 1.01 above, which is incorporated by reference, in its entirety, into this Item 5.03.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

4.1	Certificate of Designations, Preferences and Rights of the 0% Series D Convertible Preferred Stock
10.1	Form of Subscription Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant)

Date: August 5, 2016
/s/ David A. Moylan
(Signature)
David A. Moylan